Media Contact: Jodi Guilbault MIPS Technologies, Inc. +1 650 567-5035 jodi@mips.com

 MIPS Technologies Appoints Stuart Nichols Vice President and General Counsel
Industry Legal Veteran Brings 20 Years of Leadership to Semiconductor IP Leader

MOUNTAIN VIEW, Calif. – November 26, 2007– MIPS Technologies, Inc. (NASDAQ: MIPS), a leading provider of industry-standard architectures, processor cores and analog IP for digital consumer, home networking, wireless, communications and business applications, today appointed Stuart J. Nichols to vice president, general counsel and corporate secretary where he will oversee the company’s legal and business affairs. Nichols will report to John Bourgoin, president and CEO.

“We highly value the skills of a strong general counsel in support of our IP business and are pleased to have Stu on board,” said Bourgoin.  “With an impressive legal background in semiconductor-related IP, commercial transactions, and mergers and acquisitions, we expect Stu to play a critical role as we build upon the broad IP and patent portfolio on which MIPS was founded more than two decades ago.”

With more than 20 years of legal experience, Nichols served as vice president and general counsel for KLA-Tencor Corporation, where he managed the company’s legal, safety and security functions. Nichols holds a J.D. from the University of San Francisco School of Law, as well as a bachelor’s degree from the University of California, Berkeley.

“MIPS Technologies is going through one of the most vibrant phases in the company’s history and I am delighted to be a part of its future,” said Nichols.  “I look forward to helping MIPS strengthen its market position and drive the company to its next phase of growth.”

About MIPS Technologies
MIPS Technologies, Inc. (NASDAQ: MIPS) is a leading provider of industry-standard architectures, processor cores and analog IP for digital consumer, networking, personal entertainment, communications and business applications. The company drives the broadest architectural alliance that delivers 32- and 64-bit embedded RISC solutions to the embedded market, and in combination with its licensees, offers the widest range of robust, scalable processors in standard, custom, semi-custom and application-specific products worldwide. MIPS Technologies currently owns more than 400 patent properties (patents and applications) worldwide and licenses its intellectual property to today’s leading semiconductor companies, ASIC developers and system OEMs.

Today, MIPS-Based™ designs are integrated in millions of products around the world, including broadband devices from Linksys, digital cameras from Canon, DTVs and entertainment systems from Sony, DVD Recordable devices from Pioneer, digital set-top boxes from Motorola, network routers from Cisco and laser printers from Hewlett-Packard. Founded in 1998, MIPS Technologies is based in Mountain View, California, with offices worldwide. For more information, please contact (650) 567-5000 or visit http://www.mips.com.

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MIPS and MIPS-Based are trademarks or registered trademarks of MIPS Technologies, Inc. in the United States and other countries. All other trademarks referred to herein are the property of their respective owners.